Exhibit 5.1

Our ref     RDS/752487-000003/23217914v3

Connect Biopharma Holdings Limited

Science and Technology Park

East R&D Building, 3rd Floor

6 Beijing West Road, Taicang

Jiangsu Province

The People’s Republic of China 215400

15 April 2022

Dear Sir or Madam

Connect Biopharma Holdings Limited

We have acted as Cayman Islands legal advisers to Connect Biopharma Holdings Limited (the “Company”) in connection with:

A.

The Company’s registration statement on Form F-3, including all amendments or supplements thereto (the “Registration Statement”), filed on 15 April 2022 with the Securities and Exchange Commission under the U.S. Securities Act of 1933, as amended to date, relating to offer and sale, from time to time and in one or more offerings, of up to US$300,000,000 of the Company’s American depositary shares (“ADSs”) representing the Company’s ordinary shares with a par value or US$0.000174 each (“Ordinary Shares”); and

B.	The issuance and sale by the Company of up to US$150,000,000 ADSs (the “Placement ADSs”) each representing one Ordinary Share, pursuant to the Sales Agreement (as defined below).

We are furnishing this opinion as Exhibits 5.1 and 23.1 to the Registration Statement.

1	Documents Reviewed

For the purposes of this opinion, we have reviewed only originals, copies or final drafts of the following documents:

1.1	The certificate of incorporation dated 20 November 2015 issued by the Registrar of Companies in the Cayman Islands.

1.2

The Fifth Amended and Restated Memorandum and Articles of Association of the Company as adopted by a special resolution passed on 12 March 2021 and effective immediately prior to the completion of the Company’s initial public offering of ADSs representing its Shares on 23 March 2021 (the “Memorandum and Articles”).

1.3	The written resolutions of the board of directors of the Company dated 13 April 2022 (the “Directors’ Resolutions”).

1.4	A certificate from a director of the Company, a copy of which is attached hereto (the “Director’s Certificate”).

1.5	A certificate of good standing dated 14 April 2022 issued by the Registrar of Companies in the Cayman Islands (the “Certificate of Good Standing”).

1.6	The Registration Statement.

1.7	The prospectus included in the Registration Statement, relating to the ADSs to be issued from time to time by the Company (the “Base Prospectus”).

1.8

The sales agreement prospectus which will be included as part of the Registration Statement at the time it becomes effective, which sales agreement prospectus specifically relates to the Placement ADSs to be issued from time to time pursuant to the Sales Agreement (the “Sales Agreement Prospectus”).

1.9	The Sales Agreement dated 15 April 2022 between the Company and SVB Securities LLC and Cantor Fitzgerald & Co. (the “Sales Agreement”).

2	Assumptions

The following opinions are given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion letter. These opinions only relate to the laws of the Cayman Islands which are in force on the date of this opinion letter. In giving these opinions we have relied (without further verification) upon the completeness and accuracy of the Director’s Certificate and the Certificate of Good Standing. We have also relied upon the following assumptions, which we have not independently verified:

2.1	Copy documents or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals.

2.2	The genuineness of all signatures and seals.

2.3	The Company will receive money or money’s worth in consideration for the issue of the Ordinary Shares and none of the Ordinary Shares will be issued for less than their par value.

2.4	There will be sufficient Ordinary Shares authorised for issue under the Memorandum and Articles.

2.5

There is nothing under any law (other than the law of the Cayman Islands), and there is nothing contained in the minute book or corporate records of the Company (which we have not inspected), which would or might affect the opinions set out below.

3	Opinion

Based upon the foregoing and subject to the qualifications set out below and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1	The Company has been duly incorporated as an exempted company with limited liability and is validly existing and in good standing under the laws of the Cayman Islands.

3.2

The authorised share capital of the Company is US$76,560 divided into (i) 400,000,000 Ordinary Shares of a par value of US$0.000174 each, and (ii) 40,000,000 Preferred Shares of a par value of US$0.000174 each, of such class or classes (however designated) as the board of directors may determine in accordance with the Memorandum and Articles.

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3.3

The issue and allotment of the Ordinary Shares represented by the Placement ADSs have been duly authorised and when allotted, issued and paid for as contemplated in the Sales Agreement and entered in the register of members (shareholders) of the Company, such Ordinary Shares will be legally issued and allotted, fully paid and non-assessable.

3.4

With respect to the remaining Ordinary Shares registered pursuant to the Registration Statement, when: (a) the board of directors of the Company has taken all necessary corporate action to approve the issue thereof, the terms of the offering thereof and related matters; (b) the issue of such Ordinary Shares has been recorded in the register of members (shareholders) of the Company; and (c) the subscription price of such Ordinary Shares (being not less than the par value of the Ordinary Shares) has been fully paid in cash or other consideration approved by the board of directors of the Company, such Ordinary Shares will be duly authorised, validly issued, fully paid and non-assessable.

4	Qualifications

In this opinion the phrase “non-assessable” means, with respect to shares in the Company, that a shareholder shall not, solely by virtue of its status as a shareholder, be liable for additional assessments or calls on the shares by the Company or its creditors (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

Except as specifically stated herein, we make no comment with respect to any representations and warranties which may be made by or with respect to the Company in any of the documents or instruments cited in this opinion or otherwise with respect to the commercial terms of the transactions the subject of this opinion.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our name under the headings “Enforceability of Civil Liabilities”, “Material Tax Considerations” and “Legal Matters” and elsewhere in the Base Prospectus and Sales Agreement Prospectus included in the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the Rules and Regulations of the Commission thereunder.

Yours faithfully

/s/ Maples and Calder (Hong Kong) LLP

Maples and Calder (Hong Kong) LLP

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Director’s Certificate

Connect Biopharma Holdings Limited

Science and Technology Park

East R&D Building, 3rd Floor

6 Beijing West Road, Taicang

Jiangsu Province, China 215400

15 April 2022

To:	Maples and Calder (Hong Kong) LLP
26th Floor, Central Plaza
18 Harbour Road, Wanchai
Hong Kong

Dear Sirs

Connect Biopharma Holdings Limited (the “Company”)

I, the undersigned, being a director of the Company, am aware that you are being asked to provide a legal opinion (the “Opinion”) in relation to certain aspects of Cayman Islands law. Capitalised terms used in this certificate have the meaning given to them in the Opinion. I hereby certify that:

1	The Memorandum and Articles remain in full force and effect and are unamended.

2

The Directors’ Resolutions were duly passed in the manner prescribed in the Memorandum and Articles (including, without limitation, with respect to the disclosure of interests (if any) by directors of the Company) and have not been amended, varied or revoked in any respect.

3

The authorised share capital of the Company is US$76,560 divided into (i) 400,000,000 Ordinary Shares of a par value of US$0.000174 each, and (ii) 40,000,000 Preferred Shares of a par value of US$0.000174 each, of such class or classes (however designated) as the board of directors may determine in accordance with the Memorandum and Articles.

4

The shareholders of the Company have not restricted or limited the powers of the directors of the Company in any way and there is no contractual or other prohibition (other than as arising under Cayman Islands law) binding on the Company prohibiting it from allotting and issuing the Shares or otherwise performing its obligations under the Offering or the Registration Statement.

5

Each director considers the transactions contemplated by the Registration Statement, the Prospectus, the Sales Agreement Prospectus and the Sales Agreement to be of commercial benefit to the Company and has acted bona fide in the best interests of the Company, and for a proper purpose of the Company in relation to the transactions the subject of the Opinion.

6

To the best of my knowledge and belief, having made due inquiry, the Company is not the subject of legal, arbitral, administrative or other proceedings in any jurisdiction that would have a material adverse effect on the business, properties, financial condition, results of operations or prospects of the Company. Nor have the directors or sole shareholder taken any steps to have the Company struck off or placed in liquidation, nor have any steps been taken to wind up the Company. Nor has any receiver been appointed over any of the Company’s property or assets.

I confirm that you may continue to rely on this Certificate as being true and correct on the day that you issue the Opinion unless I shall have previously notified you personally to the contrary.

[signature page follows]

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Signature:	/s/ Zheng Wei, Ph.D.
Name:	Zheng Wei, Ph.D.
Title:	Director

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